14
                NON-EXCLUSIVE LICENSE AGREEMENT



     Agreement made as of January 30, 1996 (the "Effective Date") by and between Nestor, Inc., a Delaware corporation having a place of business at One Richmond Square, Providence, RI 02906 (the "Licensor") and International Business Machines Corporation, a New York corporation having a principal place of business at 1580 Route 52, Hopewell Junction, NY 12533 (the "Licensee" and together with the Licensor, the "Parties" and each individually, a "Party"):

     WHEREAS, the Licensor has developed and acquired certain technology as more fully described in the Schedule to this Agreement (the "Nestor Technology"), some of which is the subject of United States and foreign patents;

     WHEREAS, Licensor believes that certain of its proprietary information has previously been indirectly disclosed to Licensee;

     WHEREAS, Licensee believes that it has not previously received from any source, nor has in its possession any proprietary information of Licensor; and

     WHEREAS, both Parties wish to settle all disputes between them regarding Licensor's proprietary information or Nestor
Technology by means of this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

I.   Grant of License.

     Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee accepts, a non-exclusive, irrevocable, except as provided in paragraph VI A of this Agreement, world-wide license dating from the receipt of the Nestor Technology from any source (the "License") to make and use the Nestor Technology, but only for the purposes of manufacturing, using, leasing and selling (i) the neural-network semiconductor device currently known as ZISC036 (as more particularly described in the Schedule attached hereto) and any future modifications, enhancements or extensions of ZISC036 and other similar semiconductor devices (all of which are hereinafter collectively referred to as "Subject Products", a list of which Subject Products is contained in the Schedule to this Agreement, which list will be periodically updated by Licensee), and (ii) products incorporating Subject Products. Making or selling software products containing the Nestor Technology, other than application development software relating to the use of Subject Products or to the use of products incorporating Subject Products, is not within the scope of this License. Licensee may authorize third parties to exercise its rights to make Subject Products provided (i) Licensee only discloses to such third parties the mask and test specifications for such Subject Products and (ii) no such third party shall have the right to market, lease, sell or otherwise transfer such Subject Products except to Licensee. Except as provided in paragraph VII L of this Agreement Licensee shall not have the right to grant sublicenses of the rights licensed under this License. All rights not expressly granted in this Agreement to Licensee are reserved by Licensor. Licensor releases Licensee, its Subsidiaries, and its and their respective customers, from any and all claims of infringement or violation of any other right, which claims have been made or which might be made at any time, with respect to any Subject Product used, leased, sold or otherwise transferred by or for Licensee or its Subsidiaries before the Effective Date of this Agreement, and with respect to any method practiced in the manufacture or use of such Subject Product but only to the extent that such Subject Product would have been licensed under the license had it been used, leased, sold or otherwise transferred or practiced after the Effective Date of this Agreement.

II.  Confidentiality.

     Licensee shall hold in confidence and not disclose the Nestor Technology for a period of ninety-four (94) years from receipt thereof with the exception of such information which: (i) is already in the public domain at the time of disclosure; or
(ii) after disclosure becomes a part of the public domain by publication through action other than directly or indirectly by Licensee in violation of this Agreement; (iii) is received by Licensee after the time of disclosure from a third-party who did not require such information to be held in confidence and who did not acquire, directly or indirectly, such information from Licensor under any obligation of confidence; (iv) is otherwise being disclosed pursuant to this Agreement or is being disclosed as agreed to by the Parties in writing in advance of publication;
(v) is already in the possession of Licensee or any of its Subsidiaries, at the time of disclosure, without obligation of confidence; (vi) is independently developed by Licensee or any of its Subsidiaries; (vii) is disclosed in Licensee's patent publications of, or issued patents, based on Licensee's European Patent Applications Serial Numbers: 94480067.1, 94480071.3, 94480072.1, 94480070.5, and 94480069.7, all filed on July 28,
1994, including counterpart applications filed in other countries and all patents issuing thereon; (viii) is inherently disclosed by the reverse engineering of Subject Products by third parties, or (ix) does not contain more information regarding the Nestor Technology than Licensor has publicly disclosed with regard to the Nestor Technology contained in its own similar products. Notwithstanding the foregoing, Licensee shall have the right to communicate information comprising the Nestor Technology to those of its employees having a need to know to the extent necessary for purposes permitted by this Agreement, but shall, as a condition of such communications, require such persons to whom such information is communicated to execute or have executed a written non-disclosure agreement.

III. Royalty Rate, Payment and Related Matters.

     A. Licensee shall pay (in U.S. dollars) to Licensor during the term of this Agreement royalties as set forth in the Schedule. All royalties shall be due and payable thirty (30) days after the end of the calendar quarter in which the Subject Product in question was shipped, or incorporated into a product, by the Licensee, as the case may be. Except as expressly provided in this Agreement, no payment shall be subject to a refund. Any amount not paid when due shall bear interest at the lower of one and one half (1-1/2%) percent per month or the maximum rate allowed by law. In the event Licensor is required to institute an action to collect any such amount, it will be entitled to reimbursement by Licensee of its reasonable expenses so incurred (including attorneys' fees). Any action to collect any such amount must be brought within two (2) years from the end of the quarter in which the audit discovering such amount was completed.

     B. Licensee shall be liable and responsible for the reporting and payment of all taxes and duties (except income taxes accrued against Licensor) arising from this Agreement and shall indemnify and hold Licensor harmless from any failure of Licensee to do so. Nevertheless, Licensor shall have the right to report and pay to the collecting authority, and collect from Licensee, any of such taxes and/or duties not paid by Licensee when due.

     C. Licensee will, beginning with any shipment of Subject Products after August 1, 1995, keep such records relating to Subject Products as will enable the royalties payable hereunder to be accurately determined by Licensor. Such records will be retained by Licensee and made available to the accounting firm of Gassman, Rebhun & Co. or to a "big six" accounting firm selected by Licensor or to another accounting firm selected by Licensor subject to Licensee's approval, which approval shall not be unreasonably withheld. Such records will be made available for examination in New York State, the United States of America, at the request and at the expense of Licensor during reasonable business hours at the offices of Licensee set forth in the preamble to this Agreement for a period of at least five (5) years after the date of the transactions to which the records relate. Licensor may make such examinations on no more frequent basis than one (1) time per calendar year starting with the Effective Date. Each examination may cover only records pertaining to the forty-eight (48) months immediately preceding such examination or records pertaining to the period since the last such examination, whichever is less. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Licensee shall deliver to Licensor in accordance with subparagraph I of paragraph VII, hereof, a certificate of a duly authorized representative of Licensee setting forth the number of Subject Products shipped (including all Subject Products transferred internally) during such calendar quarter and
(i) the Net Selling Price for all Subject Products shipped during that calendar quarter and the method and details of calculation thereof; (ii) the cumulative number of Subject Products sold under this Agreement; (iii) the royalty applied to each sale; and
(iv) the highest royalty paid per unit for any Subject Product shipped to date in excess of 500,000 units. Each such certificate shall be accompanied by payment in full of royalties then due to Licensor. If any audit discloses an understatement of royalties due, Licensee shall within thirty (30) days after notice pay to Licensor any such deficiency. Licensee shall reimburse Licensor for the costs of such audit if the audit determines that any such certificate is understated by more than five percent (5%) for any calendar quarter. If a subsequent audit determines that any subsequent certificate is understated by more than five percent (5%), Licensee shall pay to Licensor, in addition to any deficiency as hereinabove provided, twice the costs of such audit.

IV.  Third-party Claims and Actions; Infringement and
Unauthorized Use

     A. Licensor assumes no obligation or liability for, and Licensee will indemnify, defend and hold Licensor harmless from any direct damage, expense or cost resulting or arising from any third-party claim or action arising from or relating to (i) breach by Licensee of any of its agreements, warranties or duties contained in this Agreement (ii) product-liability claims arising from the Subject Products, (iii) the use of the Nestor Technology by Licensee in combination with any other technology or product,
(iv) Licensor's compliance with Licensee's design, specifications, or instructions, (v) for any action or claim of trademark infringement involving any marking or branding by the Licensee not applied or approved in advance by Licensor, (vi) in whole or in part arising out of or relating to any modification by the Licensee of the Nestor Technology or (vii) the direct or contributory infringement of any process patent using any Nestor Technology. This paragraph IV A states the entire liability and obligation of each Party and the exclusive remedy of each other Party and Licensee's sublicensees with respect to any third-party action or claim (i) of alleged infringement relating to or arising out of the subject matter of this Agreement or (ii) otherwise described in this paragraph IV A.

     B. Licensor, in its sole discretion, shall determine what steps, if any, are to be taken with respect to any third-party infringement or unauthorized use of the Nestor Technology and any damages recovered therefor by Licensor shall be payable solely to Licensor.

V.   Warranties and Covenants.

     A. Each Party does hereby warrant that this Agreement has been duly and validly authorized and executed by it and is its valid and binding obligation.

     B. Licensor represents and warrants that, as of the Effective Date to the extent Licensor has any pending patent application or other patent right, including any issued patents, in addition to the patents referred to in the Schedule, Licensor will not assert any such patent rights against Licensee, its Subsidiaries or purchasers of Subject Products as a result of Licensee's making, using, leasing or selling ZISC036 semiconductor devices and Licensor will not assert any such patent rights with respect to features of future Subject Products that are included in the ZISC036 semiconductor devices.

     C. LICENSOR WARRANTS THAT ITS TITLE TO THE NESTOR TECHNOLOGY IS GOOD AND THAT IT HAS THE RIGHT TO GRANT THE LICENSE HEREUNDER. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, THE NESTOR TECHNOLOGY IS LICENSED AS-IS. LICENSOR DOES NOT WARRANT THAT THE NESTOR TECHNOLOGY IS CAPABLE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION, THE RISKS OF WHICH ARE BEING ASSUMED SOLELY BY LICENSEE, AND LICENSOR SHALL HAVE NO RESPONSIBILITY FOR THE CONSEQUENCES OF ANY SUCH FAILURE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION. IT IS UNDERSTOOD THAT LICENSOR IS NOT MAKING AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THE MANUFACTURE, USE, OR SALE OF THE SUBJECT PRODUCTS WILL NOT INFRINGE THE PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER PROPRIETARY PROPERTY RIGHTS OF ANY THIRD PARTY.

     D.   EXCEPT AS OTHERWISE PROVIDED IN THIS PARAGRAPH V. OF
THIS AGREEMENT, LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL
WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS
OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     E.   IN NO EVENT WILL LICENSOR BE LIABLE UNDER THIS
AGREEMENT IN DAMAGES OR OTHERWISE IN EXCESS OF THE AGGREGATE
AMOUNT OF ROYALTIES RECEIVED BY LICENSOR FROM LICENSEE HEREUNDER.

     F.   Licensee further understands, agrees and warrants that:

          (1) it does not intend to and will not use, market, disseminate or transfer in any way the Nestor Technology or any Subject Product in violation of any applicable law, rule or regulation of the United States, or any State of the United States or any foreign country of applicable jurisdiction (including without limitation any United States law, rule or regulation relating to technology export or transfer) and it will obtain at its own cost any required export license;

          (2) it will not accept any United States or foreign government purchase order, contract or agreement that would operate to convey to any third party any rights in or to the Nestor Technology except such orders or contracts with any government or governmental agency that include "restricted" or "limited" rights provisions or are on no less favorable terms to Licensor;

          (3) it has, to its knowledge, all legal right and authority to conduct its activities as contemplated by this Agreement, including but not limited to the production of the Subject Products;

          (4) it will take, and be solely responsible for, all steps necessary or desirable in Licensee's sole judgment to adequately support and maintain any Subject Product Licensee chooses to market and, for so long as they remain viable in the marketplace in Licensee's sole judgment, to actively market any such Subject Product. Notwithstanding the foregoing, Licensee will have no obligation to market any Subject Product;

          (5) it assumes all responsibility and liability for Licensee's selection of the Nestor Technology to achieve the results intended and for Licensee's installation of, Licensee's use of and results obtained by Licensee from the Nestor
Technology or any Subject Product;

          (6) it is solely responsible for Licensee's warranting the Subject Products and liable for any warranty (either express, implied or otherwise) therefor made by Licensee; and

          (7) it is solely responsible for all of Licensee's expenses incurred by it in its performance of this Agreement.

VI.  Expiration or Termination

     A. This Agreement and the License shall terminate if Licensee liquidates, dissolves, shall be adjudicated insolvent, files or has filed against it a petition in bankruptcy or for reorganization, takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy.

     Either Party may terminate this Agreement and the License by written notice to the other Party, if such other Party shall breach any provision of this Agreement and such breach continues for at least thirty (30) days after notice thereof.

     B. Unless terminated in accordance with paragraph VI A, this Agreement and the License shall continue until the expiration of the last to expire of the patents listed in the Schedule hereto; provided, however, that if Licensee shall have paid to Licensor royalties on one million (1,000,000) Subject Products at any time prior to October 1, 2008 and Licensee is then in full compliance with all of the terms and provisions of this Agreement, then this Agreement and the License granted with respect to the Nestor Technology (except any expired patents) described in the Schedule hereto shall thereafter continue in full force and effect and its royalty obligations shall be fully paid up.

     In the event Licensee has paid to Licensor royalties on at least seven hundred and fifty thousand (750,000) Subject Products at any time prior to October 1, 2008, Licensee shall have the option of prepaying the royalties on the difference between one million (1,000,000) Subject Products and the number of Subject Products on which royalties shall then actually have been paid to Licensor. For the purpose of such prepayment, the royalty payable on each Subject Product shall be the highest (in U.S. dollars) royalty paid on any Subject Product after the first five hundred thousand (500,000) Subject Products. Licensee may exercise this option by delivering to Licensor at any time prior to October 1, 2008 notice of such election, which notice shall contain a written description of the calculation of the royalty prepayment and shall be accompanied by such prepayment, upon which this Agreement and the above-mentioned License granted, but only with respect to the Nestor Technology (except any expired patents), shall thereafter continue in full force and effect and its royalty obligations shall be fully paid up.

     C. Notwithstanding any termination or expiration of this Agreement, the License and all Sublicenses shall continue in effect with respect to any Subject Product manufactured by Licensee prior to termination or expiration; and Licensee shall remain liable to Licensor for royalties accruing with respect to such Subject Product. Termination or expiration of this Agreement and the License shall not release Licensee from any of its obligations or liabilities accrued or incurred under this Agreement, or rescind or give rise to any right to rescind any payment made or other consideration given hereunder. Upon termination or expiration of this Agreement and the License, Licensee shall cease all marketing and other activities under the License and shall (i) (at Licensee's election) immediately deliver to Licensor or irretrievably destroy, or cause to be so delivered or destroyed, any and all copies of the Nestor Technology in whatever form and any written or other materials incorporating the Nestor Technology in Licensee's possession, custody or control excluding semiconductor chips manufactured or in process of manufacture prior to such termination or expiration and (ii) within thirty (30) days deliver to Licensor a certification thereof.

VII. Miscellaneous

     A. Licensee will cause any product application specification relating to a Subject Product and that single page introductory marketing literature relating to any Subject Product and known to IBM as the product flyer (specimens of which form a part of the Schedule hereto), and their future equivalents, to be marked on the first page thereof with a legend stating that "[name of Subject Product] is made under a license from Nestor, Inc.". Such legend shall be printed in type no smaller than ten
(10) points, in the same type face, color and other attributes as the main body of the text, and surrounded by a ruled box. The positioning of the legend on the page shall be at the sole discretion of the Licensee. The Parties agree that such marking is at the express request of the Licensor and shall be deemed not to be an admission of any liability whatsoever by the Licensee. Licensee shall permit Licensor to make reasonable inspections of such documentation, but Licensor shall not be liable to Licensee, Licensee's customers, or others for its failure to do so or for any defect in such documentation which it discovers or would or could have discovered by so doing. Licensee shall not be required to use marks of Licensor and shall not use marks of Licensor without the advance written permission of Licensor. Licensor may, at any time and from time to time, in its sole discretion, revoke its marking instructions pursuant hereto.

     B. Neither this Agreement, the License or other interest hereunder shall be assignable by Licensee. Subject to the foregoing, this Agreement shall be for, to the benefit of, and be binding upon the Parties' successors.

     C. The headings and captions used in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

     D. Except for Licensor's failure to bring a claim within the time period specified in paragraph III A of this Agreement, the failure of either Party to require performance of any provision of this Agreement shall not affect the right to subsequently require the performance of such or any other provision of this Agreement. The waiver of either Party of a breach of any provision shall not be taken or held to be a waiver of any subsequent breach of that provision or any breach of any other provision of this Agreement.

     E. The Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint ventures between the two Parties. Neither Party has the authority to enter into any contract or to assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.

     F. If any provision of this Agreement is, or is determined to be, invalid, illegal or unenforceable, all remaining provisions of this Agreement shall nevertheless remain in full force and effect, and no provision of this Agreement shall be deemed to be dependent upon any provision so determined to be invalid, illegal or unenforceable unless otherwise expressly provided for herein or unless the intent of this Agreement can no longer be realized under the remaining provisions. Should any provision of this Agreement be found or held to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed amended to render it enforceable in accordance with the intent of this Agreement.

     G. This Agreement has been entered into, delivered and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York (without giving reference to choice-of-law provisions) from time to time in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to any of the transactions which are contemplated by this Agreement.

     H. This Agreement contains the entire and exclusive agreement of the Parties with respect to its subject matter. Except for the agreement dated 28 March, 1990 and entitled "SYSTEME DE DEVELOPPEMENT NESTOR LICENCE SOFTWARE", which agreement shall remain in full force and effect, this Agreement supersedes any agreement or understanding, whether written or oral, entered into by the Parties prior to its effective date and relating to its subject matter. No modification or amendment of this Agreement shall be effective unless it is stated in writing, specifically refers hereto, and is executed on behalf of each Party.

     I. Except as otherwise specified, all notices, payments, certificates and reports hereunder shall be deemed given and in effect as of the date of mailing, when sent by express mail (or other overnight delivery service), postage prepaid, addressed to the Parties as set forth in the preamble to this Agreement directed, the case of Licensor, to its President, and in the case of Licensee, to the General Manager of its Microelectronics Division, or to such alternate addressee as either Party may from time to time give written notice.

     J. Except for failures to make any payment when due, neither Party hereto shall be liable to the other for failure or delay in meeting any obligation hereunder as the result of strikes, lockouts, war, Acts of God, fire, flood or acts of government, if beyond the control of such Party.

     K. Licensee agrees that, subject to availability, it will sell to Licensor such quantities of the Subject Products, or any product manufactured by Licensee which includes the Subject Products, as Licensor may from time to time and at any time request, at prices and under terms and conditions no less favorable to Licensor than those offered to any customer or remarketer of Licensee, or to any other third party, any of whom is similarly situated to Licensor in terms of its position in the chain of distribution for the Subject Product in question and other characteristics used by Licensee in determining its prices, terms and conditions. The royalty provided in the Schedule to this Agreement shall be due and payable on all such sales.

     L. The term "Licensee" as used in this Agreement shall include International Business Machines Corporation and its Subsidiaries, all of whom shall be jointly and severally liable for the Licensee's obligations under this Agreement even if any such entity ceases to be a Subsidiary of Licensee, as defined below.

     Subsidiary means a corporation, company or other entity:

     (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by Licensee hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

     (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by Licensee hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     M. Except as disclosed in the press release that forms a part of the Schedule attached hereto, each Party agrees not to disclose to any third party or to publicly disclose the existence, subject matter, terms or conditions of this Agreement without the prior written consent of the other Party unless such disclosure shall be (i) necessary to establish rights against the other Party hereunder, or (ii) required by law, including without thereby limiting, the filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, each upon ten (10) days prior written notice of disclosure to the other party unless the requirements of law make such notice infeasible, in which case notice shall be given as promptly as possible. Any information publicly disclosed by either Party pursuant to the provisions of the preceding sentence of this paragraph shall thereafter not be subject to restriction with respect to further disclosure.

     IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.

International Business
Machines Corporation               Nestor, Inc.


By: _________________________      By: _________________________

Name:  /S/Eric G. Johnson          Name:  /S/Simon Heifetz

Title: Director, Business Office   Title: Vice Chairman and
       Communications, I/O &              Chief Financial Officer
       Storage Product Group
       IBM Microelectronics
        Division

                            SCHEDULE


Nestor Technology is defined as:

(i) All know-how or other technology of Licensor in which Licensor has a property right against Licensee enforceable at law in the country where such right is being asserted and received by Licensee on or before the Effective Date directly or indirectly from Licensor or Licensor's present or former employees, officers, or agents or otherwise whether or not in violation of any agreement with Licensor, including any copyright thereto; and
(ii) the following United States patents or corresponding foreign patents, and any extension, division, modification or amendment thereto:



                                             Issue     Year of
Patent No.     Title                         Date      Expiration
4,254,474      An Information Processing     3/3/81    1988
               System Using Threshold
               Passive Modification

4,326,259      Self-organizing General       4/20/82   1999
               Pattern Class Separator
               and Identifier

4,760,604      Parallel, Multi-unit,         7/26/88   2005
               Adaptive, Non-linear Pattern
               Class Separataor and
               Identifier

4,897,811      N-Dimensional Coulomb Neural  1/30/90   2007
               Network Which provides for
               Cumulataive Learning of
               Internal Representations

4,958,375      Parallel, Multi-unit,         9/18/91   2008
               Adaptive Pattern Classifi-
               cation Ssytem Using Inter-
               unit Correlations And An Intra-
               Class Separator Methodology

5,054,093      Parallel, Multi-unit,         10/1/91   2008
               Adaptive Nonlinear Pattern
               Class Separator and Identifier





The following are the royalties to be paid by Licensee to Licensor as provided in paragraph III of the Agreement on each Subject Product sold, leased or internally transferred by
Licensee:

On the first 100,000 Subject Products, five percent (5%) of the Net Selling Price received by Licensee or five dollars ($5.00) per Subject Product, whichever is greater, for all Subject Products sold by Licensee or incorporated by Licensee into other products during the term of this Agreement; and

on the next 400,000 Subject Products, five percent (5%) of the Net Selling Price received by Licensee for all Subject Products sold by Licensee or incorporated by Licensee into other products during the term of this Agreement; and

on the next 500,000 Subject Products, three percent (3%) of the Net Selling Price received by Licensee for all Subject Products sold by Licensee or incorporated by Licensee into other products during the term of this Agreement.

On any additional Subject Product sold by Licensee or incorporated by Licensee into other products during the term of this Agreement, no royalty shall be payable by Licensee to Licensor.

"Net Selling Price" shall mean the amount invoiced by Licensee in a bona fide commercial transaction with a third party, net of discounts and allowances and less any freight, insurance or taxes.

The Net Selling Price per Subject Product for Subject Products incorporated into other products, or used internally by Licensee, shall be the average selling price of such Subject Products sold separately during the calendar quarter for which a royalty is payable by Licensee to Licensor ("the Current Quarter"). In the event that the number of Subject Products sold separately during the Current Quarter shall be less than 10% of the total number of Subject Products sold, the Net Selling Price for each Subject Product incorporated into other products or used internally by Licensee during the Current Quarter will be the average selling price for Subject Products in the last calendar quarter in which unit sales of Subject Products sold separately were greater than 10% of the units of Subject Products sold during the Current Quarter. If this condition has never been met, the Parties agree to negotiate the fair value of such Subject Product incorporated into other products or used internally by Licensee, which fair value will be deemed to be the Net Selling Price per such Subject Product.

A royalty shall be payable only once on each individual Subject
Product.


                     SUBJECT PRODUCTS LIST


1. The ZISC036 semiconductor device as more particularly described in the product application specification annexed hereto.